Exhibit (H)(3)

MARKETING AGREEMENT

This Marketing Agreement (the “Agreement”) is made and entered into as of this 5th day of March, 2007, by and between Archipelago Holdings, Inc., a Delaware corporation (“Archipelago Holdings” and together with Archipelago Securities, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Archipelago Holdings, “Archipelago”), and B.C. Ziegler and Company (“B.C. Ziegler”), a Wisconsin Corporation. Ziegler Exchange Traded Trust (“Trust”), a Delaware statutory trust, is a party hereto with respect to Sections 1, 4, 7(d), 12, 16 and 19 only.

WHEREAS, the Trust currently has one existing series, the NYSE Arca Tech 100 ETF (the “ETF”), and has adopted a Distribution Plan with respect to the ETF and any future series designated by the Trust (the “Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), which Plan authorizes payments to finance activities which are intended to result in the sale of the shares of beneficial interest of the ETF (the “Shares”) and the sale of the shares of beneficial interest of all series of shares of the Trust designated in the future;

WHEREAS, the Trust has appointed B.C. Ziegler as the distributor of the Shares of the ETF, pursuant to a distribution agreement (the “Distribution Agreement”), which authorizes B.C. Ziegler to use appropriate efforts to promote the ETF;

WHEREAS, Archipelago: (i) operates the Archipelago Exchange (“ArcaEx”®), a facility of the NYSE Arca Inc. (“NYSE Arca”), which is an all-electronic stock exchange that facilitates trading in equity securities, exchange-traded funds and other exchange-listed securities; and (ii) compiles, calculates, maintains and owns the NYSE Arca Tech 100 Index (formerly the PSE/PCX Technology Index) (“Index”) either directly or through a wholly owned subsidiary;

WHEREAS, the ETF, through its replication strategy, intends to substantially replicate the performance of the Index, and Archipelago Holdings and the Trust have entered into a license agreement (the “License Agreement”) under which Archipelago Holdings grants to the Trust a license to use and refer to the Index in connection with the ETF;

WHEREAS, the Trust has authorized B.C. Ziegler under the terms of the Distribution Agreement to enter into agreements to assist the Trust and B.C. Ziegler in their efforts to promote and sell shares of the series of the Trust; and

WHEREAS, B.C. Ziegler and Archipelago Holdings desire to enter into this Agreement under which Archipelago will provide certain marketing services related to the ETF for B.C. Ziegler.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (collectively, the “Parties” and each individually a “Party”) agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue for a period of one year (“Initial Term”), unless terminated as provided in Section 16. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as such continuance is specifically approved at least annually by (i) a vote of the majority of the trustees of the Trust and (ii) a vote of the majority of the trustees of the Trust who are not “interested persons” of the Trust (as the term is defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan, in this Agreement or in any agreement related to the Plan (the “Independent Trustees”) by a vote cast in person at a meeting called for the purpose of voting on such approval (each such one year period after the Initial Term and the Initial Term are individually referred to as a “Term”).

2. Marketing Program.

(a) Duties of Archipelago: Subject to the terms and conditions contained herein, Archipelago shall develop and implement a marketing plan designed to advertise, promote and increase public awareness of the ETF within the financial services industry and investing public (“Marketing Plan”). With respect to non-regulatory advertising issues, Archipelago’s development and implementation of the Marketing Plan shall be performed with the advice of B.C. Ziegler and/or its agent or representative, and Archipelago shall have final authority to resolve all non-regulatory advertising issues. With respect to regulatory compliance issues applicable to advertising by the Trust, the ETF or B.C. Ziegler under the Marketing Plan, Archipelago’s development and implementation of the Marketing Plan shall be performed with the consent of B.C. Ziegler and/or its agent or representative. The Marketing Plan shall include, but not be limited to, branding, promotional activities, development and design of marketing materials, collateral and media campaigns using any format whatsoever agreed to by Archipelago and B.C. Ziegler (i.e., electronic media, print media, Internet, etc.) and hosting a web-site for the ETF (collectively, “Marketing Materials”). The representatives of Archipelago and B.C. Ziegler shall meet periodically to review the overall effectiveness of the existing Marketing Plan, and Archipelago shall develop and implement appropriate changes to the Marketing Plan as a result of such review meetings with the advice or consent, as required in second and third sentences of this Section 2(a), of B.C. Ziegler. Archipelago shall only bear the cost of those services associated with the development and design of the Marketing Materials as specified on the attached Exhibit A. Archipelago shall make expenditures or otherwise create marketing and media value for the ETF in the amount of at least $500,000 during the first year after the date on which the ETF commences trading on NYSE Arca regarding marketing and advertising activities directly related to the promotion of the ETF. Notwithstanding the foregoing, Archipelago shall have no obligation to establish or maintain a formal marketing or sales organization to satisfy its obligations with respect to its obligations hereunder. Upon the reasonable request of B.C. Ziegler, Archipelago will provide B.C. Ziegler or its agents or representatives with Marketing Materials and Marketing Plan to the extent outlined in Exhibit A.

(b) Duties of B.C. Ziegler: B.C. Ziegler will, among other things, oversee and arrange for: (i) the preparation of all general shareholder communications, including shareholder reports, with the advice and consent of Archipelago only for purposes of providing branding or marketing content (“Shareholder Communications”); (ii) the compilation of the ETF’s records and financial statements; and (iii) the registration and qualification of the ETF shares, to be sold in creation units, under federal and state law. Subject to the Confidentiality requirements provided in Section 7, the Privacy requirements provided in Section 8 and the other applicable requirements provided in the policies and procedures of the ETF, B.C. Ziegler shall furnish (or cause other service providers to furnish) Archipelago with all Shareholder Communications, financial and performance information relating to the ETF and all other evaluations, information or analyses relating to the ETF as Archipelago may request from time to time or as B.C. Ziegler may deem to be desirable. B.C. Ziegler will be responsible for obtaining all necessary and required regulatory and government approvals, including approvals from the National Association of Securities Dealers, Inc., for any and all Shareholder Communications and/or Marketing Materials.

(c) Duties of the Parties: Each Party shall designate one individual that shall have primary responsibility for maintaining communications between the Parties which relate to the development and implementation of the Marketing Plan and for resolution of any issues that may arise relating to marketing or advertising for the ETF. In the event of a dispute arising in connection with this Agreement, each Party agrees that their respective representatives will negotiate in good faith to resolve such dispute.

3. Representations and Warranties. Each Party represents to the other that: (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to operate and carry on its business as it is now being conducted; (b) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action and constitutes its valid and legally binding obligation enforceable in accordance with its terms; and (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach or termination of or default under (or would result in a violation, breach, termination or default with the giving of notice or passage of time or both) any of the terms, conditions or provisions of its organizational documents or any agreement, instrument or obligation to which it is a party or by which an of its properties or assets may be bound or affected, or (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to its, or its properties or assets.

4. Marketing Fee. Subject to the limitations below, for providing the Marketing Plan, the Marketing Materials and related services described in this Agreement, Archipelago shall be entitled to receive from B.C. Ziegler a marketing fee (“Marketing Fee”). The Marketing Fee shall be calculated daily and paid monthly at an annual rate equal to 0.08% of the ETF’s average daily net assets. Throughout the term of this Agreement, the Trust, on behalf of B.C. Ziegler, shall pay the Marketing Fee for each calendar month directly to Archipelago no later than the 15th day after the last day of such calendar month, provided, however, that, until Archipelago Securities, L.L.C. becomes a party to this Agreement, all amounts payable hereunder as Marketing Fees shall be escrowed by the Trust with the ETF’s custodian, and, upon Archipelago Securities, L.L.C. becoming a party to this Agreement, all such escrowed amounts shall be paid promptly to Archipelago Securities, L.L.C. Notwithstanding the foregoing, Archipelago hereby waives and forever relinquishes its right to receive payment of any Marketing Fee until the sooner to occur of: (a) the ETF’s assets reaching $60 million; or (b) 365 days after the date on which the ETF commences trading on NYSE Arca (“Waiver Period”). As additional consideration for Archipelago’s execution hereof and performance hereunder, the Trust and B.C. Ziegler agree that if any new series of the Trust is established in addition to the ETF and the shares to be issued by such new series are suitable for listing and trading on an exchange, such shares shall be recommended by B. C. Zeigler to the Trust for listing on either the New York Stock Exchange or the NYSE Arca, and the Trust and B.C. Ziegler will use their best efforts to cause such listing to occur (the “Listing Requirement”).

5. Trademarks. Except as specified in this Agreement, neither Party will publish or use any advertising, sales promotions, press releases or other publicity which use the other Party’s name, logo, trademarks or service marks without the prior written approval of such Party. All Shareholder Communications created by and distributed by B.C. Ziegler (or any of its agents or representatives) shall display the Index mark and logo in accordance with the License Agreement and as directed by Archipelago. Notwithstanding the foregoing, Archipelago shall retain all right, title and interest in and to the Index mark.

6. Indemnification.

(a) Indemnification of B.C. Ziegler. Archipelago agrees to indemnify and hold harmless B.C. Ziegler and each of its directors, officers, employees, agents and each person, if any, who controls B.C. Ziegler against any losses, claims, damages or liabilities to which B.C. Ziegler may become subject, insofar as such third party losses, claims, damages, liabilities, or expense (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to B.C. Ziegler by Archipelago expressly for use in the Marketing Materials and the ETF’s registration statement to the extent that Archipelago or its affiliates are the original source of the information, or (ii) result from a breach of a material provision of this Agreement by Archipelago. Archipelago will reimburse any legal or other expenses reasonably incurred by B.C. Ziegler or any such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Archipelago will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of or is based upon the gross negligence or willful misconduct of B.C. Ziegler, its respective directors, officers, employees, agents or any controlling person in performing their obligations under this Agreement.

(b) Indemnification of Archipelago. B.C. Ziegler agrees to indemnify and hold harmless Archipelago and each of its directors, officers, employees, agents and each person, if any, who controls Archipelago against any losses, claims, damages or liabilities to which Archipelago may become subject, insofar as such third party losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the ETF’s registration statement or sales literature of the ETF prepared or approved in writing by B.C. Ziegler or arise out of, or are based upon, the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) result from a breach of a material provision of this Agreement by B.C. Ziegler. B.C. Ziegler will reimburse any legal or other expenses reasonably incurred by Archipelago or any such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that B.C. Ziegler will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of or is based upon the gross negligence or willful misconduct of Archipelago, its respective directors, officers, employees, agents or any controlling person in performing their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of an action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

7. Confidentiality.

(a) Information. The Parties acknowledge that each Party and its officers, employees, agents, affiliates and representatives (collectively, “Representatives”) may have access to certain confidential and proprietary information of the other Party and its subsidiaries in connection with this Agreement (collectively, the “Information”). The Parties hereby acknowledge and agree that they will, and will cause all of their Representatives to, take all commercially reasonable precautions necessary to safeguard the confidentiality of the Information, including: (i) those precautions required under this Section; (ii) those taken by the Party and its Representative to protect their respective confidential information; and (iii) those precautions which the other Party may reasonably request from time to time.

(b) Use and Disclosure. The Parties agree that they will, and will cause all of their Representatives to, use the Information solely to perform its obligations under this Agreement and not to disclose any Information to any third person or entity without the prior written consent of the other Party, provided that, the other Party may disclose Information in accordance with applicable laws, regulations or court orders if notification is provided prior to such disclosure and such disclosure is limited to those matters required by such laws, regulations or court orders to be disclosed. Each Party shall not, and shall cause their Representatives not to: (i) use any Information in a manner that would violate any federal or state securities laws, including, without limitation, Rule 10b-5 of the Securities Exchange Act of 1934, as amended; or (ii) deface any confidentiality or proprietary notice that the Party may have affixed to items of Information disclosed to the other Party.

(c) Unauthorized Use or Disclosure. Each Party acknowledges that any unauthorized use or disclosure of the Information by the other Party or any Representative will cause irreparable damage to the Party. If an unauthorized use or disclosure occurs as a result of the negligence or misconduct of a Party or any of their Representatives, the Party will take, at its expense, all steps which are necessary to recover the Information and to prevent its subsequent unauthorized use or dissemination, including availing itself or actions for seizure and injunctive relief. If the Party fails to take these steps in a timely and adequate manner, the harmed Party may take them at the violating Party’s expense. The Parties agree that the covenants contained in this Section are reasonably necessary to protect and preserve each Party’s interests and that, in addition to all of the remedies provided at law or in equity, each Party shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach of any such covenants. If the harmed Party should seek injunctive relief hereunder, the violating Party hereby waives any requirement that the harmed Party provide proof of the economic value of any Information or post a bond or any other form of security.

(d) Observation of Board of Trustee Meetings. Archipelago, through its designated representative, shall have the right to observe the meetings of the Board of Trustees of the Trust during the term of this Agreement and for such longer period as Archipelago Holdings or any of its affiliates is the Index licensor under the Licensing Agreement. Written materials and oral discussions observed by Archipelago at such meetings shall be considered Information within the meaning of this Section 7.

8. Privacy.

(a) The Parties agree to abide by the provisions of the Financial Services Modernization Act of 1999 (Gramm-Leach-Bliley Act), including regulations of the SEC and U.S. Department of Treasury adopted thereunder, and with any and all other applicable state privacy laws, rules and regulations, and to restrict access to nonpublic personal information of shareholders of the ETF to those employees who have a need to know the information to fulfill the respective obligations of the Parties to this Agreement and otherwise to fulfill the intents and purposes of this Agreement. The Parties agree to implement and maintain appropriate reasonable measures that comply with federal and state regulations designed to safeguard nonpublic personal information of shareholders of the ETF and otherwise to ensure their security and the confidentiality of that information.

In accordance with Regulation S-P, the Parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any shareholder, provided, however, that the Parties may disclose such information to any Party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Parties, or as may be required by law. Both Parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

(b) All activities by the Parties and their agents and employees pursuant to this Agreement shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Securities and Exchange Commission or any securities association registered under the Securities Exchange Act of 1934, as amended.

9. Survival. Notwithstanding the termination of this Agreement for any reason, the provisions of Sections 6, 7, 8 and 10, the Listing Requirement obligation under Section 4 and the Break-Up Fee obligation under Section 16 shall remain in full force and effect.

10. Governing Law. This Agreement and all amendments, modifications, alterations or supplements hereto, and the rights of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

11. Entire Agreement. The provisions of the Distribution Agreement between the Trust and B.C. Ziegler in so far as they relate to the Plan, are incorporated herein by reference. This Agreement, the Distribution Agreement and the License Agreement contain the sole and entire agreement between the Parties with respect only to the subject matter hereof and supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof.

12. Notices. Any notice given pursuant to this Agreement shall be effective only if in writing and sent by (i) nationally-recognized overnight service, or (ii) hand delivery, addressed as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein.

If to Archipelago:
Archipelago Securties, L.L.C.
100 South Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Office of the General Counsel

If to B.C. Ziegler:
B.C. Ziegler and Company
250 East Wisconsin Avenue, Suite 2000
Milwaukee, Wisconsin 53202
Attn: Office of the General Counsel

If to the Trust:
Ziegler Exchange Traded Trust
250 East Wisconsin Avenue, Suite 2000
Milwaukee, Wisconsin 53202
Attn: Brian K. Andrew

and to:

Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Conrad G. Goodkind

or such other address as may hereafter be designated by like notice.

13. Commercially Reasonable. The Parties agree to use commercially reasonable efforts in the performance of this Agreement.

14. Waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either Party hereto of any of the covenants, conditions, or agreements to be performed by the other Party shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement contained in this Agreement.

15. Amendment and Assignment. This Agreement may not be amended except as permitted by the 1940 Act and, in all cases, may only be modified or amended if agreed to by the Parties in writing. This Agreement shall automatically and immediately terminate in the event of its assignment, as defined under the 1940 Act, provided, however, that any assignment of this Agreement by Archipelago Holdings to Archipelago Securities, L.L.C. shall be permitted as long as Archipelago Securities, L.L.C. is, at the time of such assignment, the wholly-owned subsidiary of Archipelago Holdings.

16. Termination and Break-Up Fee. This Agreement may be terminated by either Party, without the payment of any penalty, on not more than upon 60 days nor less than 30 days prior notice in writing to the other Party provided, that in the case of termination by B.C. Ziegler such action shall have been authorized by resolution of a majority of the Independent Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Trust. Notwithstanding the foregoing, Archipelago may not terminate this Agreement prior to the completion of the Waiver Period provided in Section 4. If, and only if, this Agreement is (a) not renewed by the Trust for one Term after the Initial Term or (b) is terminated by the Trust or B.C. Ziegler for any reason whatsoever during the Waiver Period and during the 365 day period beginning after the end of the Waiver Period, then B.C. Ziegler shall, within 10 days after receipt by B.C. Ziegler of written demand from Archipelago, promptly pay Archipelago in immediately available funds, as liquidated damages for loss of the transactions contemplated hereunder and not as a penalty, a break-up fee of $500,000 less the aggregate amount of all Marketing Fees previously paid to Archipelago hereunder (the “Break-Up Fee”). The right of Archipelago to be paid the Break-Up Fee shall be Archipelago’s sole and exclusive remedy for damages caused by any such non-renewal or termination of this Agreement and, after such termination of this Agreement, Archipelago shall have no rights to equitable relief, other than for specific performance for the payment of the Break-Up Fee.

17. Headings. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

18. Severability. If any provision of this Agreement is held to be unenforceable, this holding will not affect the validity of the other provisions of this Agreement.

19. Independent Parties. Archipelago, B.C. Ziegler and Trust are independent parties. Nothing in this Agreement will be construed to make any of those parties an agent, partner, employee, or legal representative of the other parties. None of the parties will have nor represent itself to have any authority to bind to make any agreement, representation or warranty or to incur any liability on behalf of the other parties.

20. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

21. Cumulative Remedies. No right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now hereafter existing at law or in equity or by statute.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ARCHIPELAGO HOLDINGS, INC.

By:	/s/ Paul D. Adcock
Name:	Paul D. Adcock
Title:	Executive Vice President

B.C. ZIEGLER AND COMPANY

By:	/s/ Brian K. Andrew
Name:	Brian K. Andrew
Title:	Senior Managing Director

ZIEGLER EXCHANGE TRADED TRUST (with respect to Sections 1, 4, 7(d), 12, 16 and 19 only)

By:	/s/ Brian K. Andrew
Name:	Brian K. Andrew
Title:	President

EXHIBIT A

Archipelago will pay for the first printing of brochures and fact sheets, and the expenditures made in connection therewith will be counted toward Archipelago’s obligation under Section 2(a) of the Marketing Agreement to expend $500,000 during the first year after the ETF commences trading.

The Marketing Plan and Marketing Materials to be provided by Archipelago relative to the ETF, the direct and indirect costs of which are to be borne by Archipelago unless otherwise stated in this exhibit or the Marketing Agreement, are as follows:

1.	Develop and design branding and messaging;

2.	Determine collateral needs (brochures, fact sheets, etc.) and develop the creative copy;

3.	Develop and design creative messaging for conferences and conference give away items;

4.
Develop and design creative messaging for various media promotions and advertisements to appear in or through print, direct mail, television, radio and on-line Internet media outlets and pay the costs of such media promotions and advertisements;

5.	Facilitate dissemination of press releases and organize media opportunities;

6.	Host and manage an Internet website, which shall include the following features:

a.	url hosted and managed by Archipelago;

b.	web design by Archipelago;

c.	web text/copy;

d.	posting 20 minute-delayed trading information;

e.	current prospectus, profile and statement of additional information posting; and

f.	a “Register with Us” section to allow registered parties to receive e-mails and other information;

7.
Pay costs of conference sponsorship opportunities jointly agreed by Archipelago and B.C. Ziegler, including meals, travel and entertainment expenses of Archipelago employees attending such conferences; and

8.	Reasonable support for B.C. Ziegler’s general educational efforts concerning exchange traded funds as jointly agreed by Archipelago and B.C. Ziegler.

The Marketing Plan and Marketing Materials to be provided by Archipelago expressly exclude the following, which are viewed as the obligation of B.C. Ziegler:

1.	Costs of printing brands, messages, brochures, fact sheets, creative messaging content and any other collateral printing expenses, except for the first printing of brochures and fact sheets;

2.	Costs of conference give away items;

3.	Costs of ordering and managing exhibit booth production, manufacturing, assembly, transportation and other exhibit booth logistics; and

4.
Any cost, expense or other obligation arising from the production, dissemination or use of Marketing Materials and implementing the Marketing Plan not otherwise expressly assumed by Archipelago in this exhibit and the Marketing Agreement of which this exhibit is a part or as otherwise agreed to in writing by Archipelago.